Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 11th day of December, 2014, by and between ARGAN, INC., a Delaware corporation (the “Company”); and (ii) CYNTHIA FLANDERS (the “Executive”).

RECITALS:

R-1. The Company wishes to employ the Executive as its Senior Vice President and Chief Financial Officer and the Executive wishes to accept such employment and to perform such services for the Company; and

R-2. The parties wish to enter into this Agreement to set forth the terms of the Executive’s employment by the Company, as set forth hereinafter.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment, subject to the terms and conditions set forth in this Agreement. This Agreement supersedes and replaces any previous oral or written agreement concerning the Executive’s employment by the Company or the Affiliates.

2. Duties of the Executive. During the “Term” (as defined below) of employment of the Executive, the Executive shall serve as the Senior Vice President and Chief Financial Officer of the Company, and shall faithfully and diligently perform all services as may be assigned to her by the Board of Directors of the Company (the “Company Board”), and shall exercise such power and authority as may from time to time be delegated to her by the Company Board. The Executive shall perform all services to be rendered by her hereunder to the best of her ability, and use her best efforts to promote the interests of the Company and its subsidiaries and affiliates.

3. Term of Employment. Employment of the Executive pursuant to the terms and provisions of this Agreement shall commence on January 2, 2015 and shall continue until December 31, 2015 (the “Initial Term”), unless earlier terminated as provided in this Agreement. At the end of the Initial Term, the Executive’s employment hereunder shall automatically renew for successive one year terms (each, a “Renewal Term”), subject to earlier termination as provided in this Agreement, unless the Company or the Executive delivers written notice to the other at least sixty (60) days prior to the expiration date of the Initial Term or any Renewal Term, as the case may be, of its or her election not to renew the term of employment. The period during which the Executive shall be employed by the Company pursuant to the terms and provisions of this Agreement is sometimes referred to herein as the “Term.”

4. Compensation.

4.1 Salary. The Company shall pay the Executive compensation at the annual rate of $225,000 (the “Salary”) during the Initial Term, which may be adjusted from time to time in such amounts as the Company may, in its reasonable discretion, deem to be appropriate, payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

4.2 Bonus. In addition to the Salary set forth in Section 4.1, for each fiscal year of the Company occurring within, or partially within, the Term, the Executive shall be eligible to receive an annual bonus in the sole discretion of the Company Board, subject to satisfaction of such reasonable performance criteria as shall be established for the Executive with respect to such year.

5. Benefit Plans. The Executive shall be eligible to participate in all health, retirement and insurance benefit plans applicable to executive employees of the Company, and such other plans as may from time to time be made available or applicable to the Company, in accordance with the provisions of such plans and consistent with the policies of the Company.

6. Vacation. The Executive shall be entitled to annual paid vacation in accordance with the Company policy that may be applicable to executive employees from time to time.

7. Expenses. The Company shall reimburse the Executive, consistent with the Company’s expense reimbursement policies and procedures and subject to receipt of appropriate documentation, for all reasonable and necessary out-of-pocket travel, business entertainment, and other business expenses incurred or expended by the Executive incident to the performance of her duties hereunder.

8. Stock Plans and Options. During the Term, the Executive shall be eligible to participate in any stock option, incentive and similar plans established by the Company from time to time and at any time and the Company shall grant to the Executive or cause to be granted to her stock options and other benefits similar to the options and benefits granted to other senior executives subject in all cases to the satisfaction by the Executive of the terms and conditions of such plans and to the reasonable exercise by the Company Board of any discretion granted to it thereunder.

9. Termination of Employment.

9.1 For Cause. The Company may terminate the Executive’s employment at any time for “Cause” (as defined below). For the purposes of this Agreement, “Cause” shall mean (i) habitual drunkenness or any substance abuse which adversely affects the Executive’s performance of her job responsibilities; (ii) any illegal use of drugs; (iii) commission of a felony (including, without limitation, any violation of the Foreign Corrupt Practices Act); (iv) dishonesty materially relating to the Executive’s employment; (v) any misconduct by the Executive which would cause the Company or any of its subsidiaries or affiliates to violate any state or federal law relating to sexual harassment or age, sex or other prohibited discrimination, or any intentional violation of any written policy of the Company adopted with respect to any such law; (vi) any other conduct in the performance of the Executive’s employment which the Executive knows or should know (either as a result of a prior warning by the Company, custom within the industry or the flagrant nature of the conduct) violates applicable law or causes the Company or any of its subsidiaries or affiliates to violate applicable law in any material respect; (vii) failure to follow the lawful written instructions of the Company Board, if such failure continues uncured for a period of ten (10) days after receipt by the Executive of written notice from the Company stating that continuation of such failure would constitute grounds for termination for Cause; (viii) any violation of the confidentiality or non-solicitation provisions hereof; or (ix) any other material violation of this Agreement.

9.2 Upon Death or Disability. The employment of the Executive shall automatically terminate upon the death of the Executive and may be terminated by the Company upon the “Disability” (as defined below) of the Executive. For purposes of this Section 9.2, the Executive shall be deemed “Disabled” (and termination of her employment shall be deemed to be due to such “Disability”) if an independent medical doctor (selected by the Company’s applicable health or disability insurer) certifies that the Executive, for a cumulative period of more than 180 days during any 365-day period, has been disabled in a manner which seriously interferes with her ability to perform the essential functions of her job even with a reasonable accommodation to the extent required by law. Any refusal by the Executive to submit to a medical examination for the purpose of certifying Disability shall be deemed conclusively to constitute evidence of the Executive’s Disability.

9.3 For Convenience of the Company. Notwithstanding any other provisions of this Agreement, the Company shall have the right, upon sixty (60) days written notice to the Executive, to terminate the Executive’s employment at the “Company’s Convenience” (i.e., for reasons other than Cause, resignation for reasons other than “Good Reason” [as defined below], death or Disability). For purposes hereof, resignation by the Executive for Good Reason also shall be deemed to constitute termination by the Company at the Company’s Convenience.

9.4 Resignation; Good Reason.

(a) The Executive shall have the right to resign at any time upon sixty (60) days’ written notice to the Company.

(b) For the purposes of this Agreement, resignation by the Executive as a result of the following shall be deemed to constitute resignation for “Good Reason,” provided that and on condition that the Executive has not consented to the action constituting Good Reason and such resignation occurs within 15 days following the occurrence of such action (or, in the case of clause (ii) below, following the expiration of the 45-day cure period), and that the Executive is not Disabled (or incapacitated in a manner which would, with the passage of time and appropriate doctor’s certification, constitute Disability) at the time of resignation: (i) a material adverse change made by the Company to the Executive’s duties, responsibilities and/or working conditions such that such duties, responsibilities and/or working conditions are inappropriate and not customary for a chief financial officer of a similarly situated company, or (ii) a material breach by the Company of this Agreement, which breach continues uncured for a period of 45 days after receipt by the Company of written notice thereof from the Executive specifying the breach.

10. Effect of Termination on Compensation.

10.1 Termination for Cause; Resignation. In the event (i) the Executive’s employment with the Company is terminated by the Company for Cause, or (ii) the Executive resigns (for reasons other than Good Reason), the Company shall have no further liability to the Executive hereunder, whether for Salary, benefits, or otherwise, other than for Salary and benefits accrued, reimbursement of expenses properly incurred, payment for all accrued vacation calculated in accordance with the Company’s standard payroll practices, in each case through the date of termination or resignation, and any other benefits required by applicable law (e.g., COBRA) for which the Executive may be eligible.

10.2 Death or Disability. In the event the Executive’s employment with the Company terminates as a result of the death of the Executive or is terminated by the Company as a result of the Disability of the Executive, the Executive or, in the event of her death, her surviving spouse (or her estate, if there is no surviving spouse), shall be entitled to receive her Salary and benefits accrued, reimbursement of expenses properly incurred, and payment for all accrued vacation calculated in accordance with the Company’s standard payroll practices, in each case through the date of termination, as well as applicable health, disability or death benefits, if any, offered by the Company at the time consistent with the policies of the Company and subject to the eligibility requirements of such benefits.

10.3. The Company’s Convenience or Good Reason.

(a) In the event the Executive’s employment with the Company is terminated by the Company at the Company’s Convenience or by the Executive for Good Reason, then the Executive shall be entitled to (i) continue to receive her Salary for the duration of the Term, and (ii) continue to participate in the Company’s health and benefit plans and programs described in Section 5 other than the Company’s 401(k) plan(s) and any other qualified retirement plan(s) (but specifically excluding the vacation benefit described in Section 6) for the duration of the Term, or, in the case of the Company’s health plan(s), until the Executive becomes eligible for health insurance from another source other than Medicare (e.g., another employer’s health insurance program), if earlier; provided that such continued participation during such period does not cause a plan, program or practice to cease to be qualified under any applicable law or regulation and is permitted by the plan or program, and that continuation under any such plan, program or practice shall be limited to benefits customarily provided by the Company to its senior executives during the period of such continuation, and provided further that any such plan or program shall be subject to modifications applicable to executive-level employees generally. The compensation, allowances and benefits described in the foregoing provisions of this Section 10.3(a) (“Severance Benefits”) shall continue to be paid or provided at the times and in the manner consistent with the standard payroll practices of the Company for its active executive-level employees. In addition, the Executive shall be entitled to receive her salary and benefits accrued, reimbursement of expenses properly incurred and payment for all accrued vacation calculated in accordance with the Company’s standard payroll practices, in each case through the date of termination. Except as provided in this Section, no other compensation or benefits hereunder shall be payable during the balance of the Term.

(b) As a condition to receiving the Severance Benefits described in clause (a) above, the Executive shall be required to execute and deliver to the Company, and not to have revoked, the written confirmation described in Section 11 and a general release of all claims the Executive may have against the Company and its subsidiaries and affiliates, and their respective officers, directors, shareholders, managers, members and agents, in each case in such form as may be reasonably requested by the Company, including without limitation all claims for wrongful termination, for employment discrimination under Title VII of the Civil Rights Act of 1964, as amended, and claims under the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1866, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, the Executive Retirement Income Security Act of 1974, and any equivalent state, local and municipal laws, rules and regulations). Notwithstanding the foregoing, the Executive shall not be required to release any claims (i) for unpaid compensation or other benefits remaining unpaid by the Company at the time of termination, but may be required to agree upon and acknowledge the amount, if any, thereof remaining unpaid if such amount is calculable at the time, and (ii) which the Executive may have in connection with any unexercised options to purchase common stock of the Company granted to the Executive under and pursuant to any stock option plan maintained by the Company from time to time hereinafter.

(c) Upon the occurrence of any material breach of this Agreement after the effective date of employment termination (it being understood that, without limitation, any breach of Sections 11, 12 or 13 of this Agreement shall be deemed material), the Company shall have no further liability to pay Severance Benefits hereunder and may, in addition to exercising any other remedies it may have hereunder or under law, immediately discontinue payment of remaining unpaid Severance Benefits.

10.4 Adjustments to Comply with American Jobs Creation Act. In the event any of the severance payment provisions of this Section should prove to be inconsistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or the regulations thereunder, the Company and the Executive shall endeavor to amend those severance payment provisions in order to eliminate any inconsistency with Section 409A while ensuring, to the greatest extent possible, that the Executive will continue to be entitled to the benefits provided under this Agreement without increase in the economic cost to either party.

11. Confidentiality. The Executive recognizes and acknowledges that certain information possessed by the Company, and its subsidiaries and affiliates, constitutes valuable, special, and unique proprietary information and trade secrets. Accordingly, the Executive shall not, during the Term of her employment with the Company, or at any time thereafter, divulge, use, furnish, disclose or make available to any person, whether or not a competitor of the Company or any of its subsidiaries or affiliates, any confidential or proprietary information concerning the assets, business, or affairs of the Company or any of its subsidiaries or affiliates, or of its or their suppliers, customers, licensees or licensors, including, without limitation, any information regarding trade secrets and information (whether or not constituting trade secrets) concerning sources of supply, costs, pricing practices, financial data, business plans, employee information, manufacturing processes, product designs, production applications and technical processes (hereinafter called “Confidential Information”), except as may be required by law or as may be required in the ordinary course of performing her duties hereunder. The foregoing shall not be applicable to any information which now is or hereafter shall be in the public domain other than through the fault of the Executive. Upon the expiration or termination of the Executive’s employment, for any reason, whether voluntary or involuntary and whether by the Company or the Executive, or at any time the Company may request, the Executive shall (a) surrender to the Company all documents and data of any kind (including data in machine-readable form) or any reproductions (in whole or in part) of any items relating to the Confidential Information, as well as information stored in an electronic or digital format, containing or embodying Confidential Information, including without limitation internal and external business forms, manuals, notes, customer lists, and computer files and programs (including information stored in any electronic or digital format), and shall not make or retain any copy or extract of any of the foregoing, and (b) will confirm in writing that (i) no Confidential Information exists on any computers, computer storage devices or other electronic media that were at any time within the Executive’s control (other than those which remain at, or have been returned to, the Company), and (ii) she has not disclosed any Confidential Information to others outside of the Company or any of its subsidiaries or affiliates in violation of this Section. The Company shall have the right at any time at its option to replace the hard drive in the Executive’s laptop or other computer, if any, supplied by the Company with another equivalent hard drive. As used in this Agreement, “affiliate” means, with respect to the Company or any other entity, any person or entity controlling, controlled by or under common control with, the Company or such other entity, and “control” for such purpose means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities or voting interests, by contract or otherwise.

12. Rights in the Company’s Property; Inventions.

12.1 Company Property. The Executive hereby recognizes the Company’s proprietary rights in the tangible and intangible property of the Company and acknowledges that notwithstanding the relationship of employment, the Executive will not obtain or acquire, and has not obtained or acquired, through such employment any personal property rights in any of the property of the Company or any of its subsidiaries or affiliates, including without limitation any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, secrets, formulas, products, methods, mailing lists, business models, business plans, procedures, processes, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights, patents, or other matters which are the property of any of the Company.

12.2 Inventions. The Executive agrees that during the Term of her employment with the Company and for a period of three (3) months thereafter, any and all discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) (“Inventions”), whether or not patentable, copyrightable or reduced to writing, which the Executive may have conceived or made, or may conceive or make, either alone or in conjunction with others and whether or not during working hours or by the use of the facilities of the Company or any of its subsidiaries or affiliates, which are related or in any way connected with the business of the Company or any of its subsidiaries or affiliates are and shall be the sole and exclusive property of the Company, or such affiliate or subsidiary thereof, as the case may be. The Executive shall promptly disclose all such Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its or any of its affiliates’ or subsidiaries’ rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s, or any of its subsidiaries’ or affiliates’, rights therein. The Executive hereby appoints the Company as her attorney-in-fact to execute on her behalf any assignments or other documents deemed necessary by the Company to protect or perfect its, or any of its affiliates’ or subsidiaries’, rights to any Inventions.

13. Non-Solicitation Covenant. At all times during the Term and for a period of two (2) years after the Term (the “Restrictive Period”), the Executive shall not, directly or indirectly, for herself or for any other person or entity: (a) solicit for employment, employ or attempt to employ or enter into any contractual arrangement with any employee or former employee (which, for purposes of this Section 13.2 shall mean anyone employed during the 24 month period ending on the date of termination of the Executive’s employment with the Company) of the Company, or any of its affiliates or subsidiaries; and/or (b) call on or solicit any of the actual or targeted prospective customers or clients, or any actual distributors or suppliers, of the Company, or any of its affiliates or subsidiaries, on behalf of herself or on behalf of any person or entity in connection with any business that competes with the business of the Company or any of its affiliates or subsidiaries, nor shall the Executive make known the names or addresses or other contact information of such actual or prospective customers or clients, or any such actual distributors or suppliers, or any information relating in any manner to the Company’s, or any of its affiliates’ or subsidiaries’, trade or business relationships with such actual or prospective customers or clients, or any such actual distributors or suppliers, other than in connection with the performance by the Executive of her duties under this Agreement.

14. Enforcement; Modification.

14.1 Acknowledgement; Injunction. The Executive acknowledges and confirms that the restrictive covenants contained in Sections 11, 12 and 13 hereof (including without limitation the length of the term of the provisions of Section 13) are required by the Company as an inducement to enter into this Agreement, are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges that the restrictions contained in Sections 11, 12 and 13 hereof are intended to be, and shall be, for the benefit of and shall be enforceable by the Company and its successors and assigns. The Executive expressly agrees that upon any breach or violation of the provisions of Sections 11, 12, or 13 hereof, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to: (a) temporary and/or permanent injunctive relief in any court of competent jurisdiction; and (b) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Company or any of its affiliates or subsidiaries, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of any of the restrictions contained in Sections 11, 12 or 13 hereof.

14.2 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of Sections 11, 12 or 13 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of Sections 11, 12 or 13 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

14.3 Extension of Time. If the Executive shall be in violation of any provision of Sections 11, 12 or 13, then each time limitation set forth in Sections 11, 12 or 13 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If any of the Company seeks injunctive relief from such violation in any court, then the covenants set forth in Sections 11, 12 and 13 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by either of the Sellers.

14.4 Survival. The provisions of Sections 11, 12 and 13, and of this Section 14, shall survive the termination of this Agreement.

15. Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

16. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17. Severability. The invalidity of any one or more of the provisions of this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the provisions of this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid provisions had not been inserted.

18. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

19. Damages; Attorneys Fees. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained as a result of the other’s breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees of the other party.

20. Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

21. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same.

23. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland, without regard to principles of conflict of laws.

24. Jurisdiction and Venue. Each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the Circuit Court for Montgomery County, Maryland, or in the United States District Court for the District of Maryland; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it or she may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

25. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested, sent by overnight courier, or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three days after deposit in the U.S. mail. Notice shall be sent: (a) if to the Company, addressed to the Company at One Church Street, Suite 201, Rockville, Maryland 20850, Attention: Rainer Bosselmann; and (b) if to the Executive, to her address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

26. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by the Company and the Executive.

[Signatures on following page]

IN WITNESS WHEREOF, each of the undersigned has executed, or has caused its duly authorized representative to execute, this Agreement as of the date first above written.

THE COMPANY:

ARGAN, INC.

By:	/s/ Rainer Bosselmann
Name:	Rainer Bosselmann
Title:	Chief Executive Officer

THE EXECUTIVE:

/s/ Cynthia Flanders
CYNTHIA FLANDERS

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